EXHIBIT 99.1

Contacts:	LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	PhotoMedex, Inc. Dennis McGrath, Chief Financial Officer 215-619-3287 info@photomedex.com

PHOTOMEDEX ACQUIRES BRAZILIAN DISTRIBUTOR TO LAUNCH NO!NO! CONSUMER SALES

ORANGEBURG, N.Y. (July 17, 2013) – PhotoMedex, Inc. (NASDAQ: PHMD) today announced that its Radiancy, Inc. subsidiary has acquired LK Technology Importaçăo E Exportaçăo LTDA (LK), a privately-held distributor in Brazil, and plans to begin marketing and selling its no!no!® products in Brazil as early as the third quarter of 2013.  Total consideration of the transaction is US $100,000 plus profits resulting from LK’s legacy activity during a transition period.

LK brings to PhotoMedex all required licenses, authorizations and permits to immediately begin its consumer business operating locally. LK was founded in 2003 and is based in Sao Paulo. LK has been operating for several years selling Radiancy’s professional line of products in Brazil.  The local manager of LK will remain in his position.

“We are very excited to bring no!no!® products to Brazil, which marks our ninth country with direct sales,” said Dolev Rafaeli, Ph.D., chief executive officer of PhotoMedex.  “Management of LK has a demonstrated ability to grow sales of medical and aesthetic products.  With a rapidly-growing middle class and a strong interest in aesthetic products, Brazil holds exceptional promise for no!no! direct-to-consumer and retail sales.  We are on track to begin sales this year and are finalizing our marketing message and media strategy to enter this high-growth market as soon as possible,” he added.

The market for aesthetic products in Brazil is estimated to be growing rapidly, and was the third largest market behind the U.S. and Japan with total sales of $24 billion in 2011, a gain of 47% over 2010 across the aesthetic category, according to research performed for PhotoMedex by Fess’Kobbi, a Brazilian advertising agency. In addition, according to the Brazilian Chamber of E-Commerce, Brazil’s e-commerce market, the largest in Latin America, also is growing rapidly at 25% a year; electronic appliances is the largest category.

In line with Radiancy’s multi-channel sales and marketing strategy, no!no! products are planned to be sold in major retail channels throughout Brazil in addition to company-owned direct-to-consumer channels.

About PhotoMedex
PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

ABOUT Radiancy, Inc.
Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company's core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers. Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process.  By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems.  Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

SAFE HARBOR STATEMENT
Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2012, available on the SEC’s website at www.sec.gov.